                                                                    Exhibit 11.0



                           ARTHUR J. GALLAGHER & CO.

      COMPUTATION OF NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                                  (UNAUDITED)


                                                THREE-MONTH PERIOD ENDED       SIX-MONTH PERIOD ENDED
                                                        JUNE 30,                      JUNE 30,

                                                  1995           1994           1995           1994
                                                 -------        -------        -------        -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net earnings applicable to computation           $ 5,721        $ 4,517        $12,033        $ 9,751
                                                 =======        =======        =======        =======

Average common shares outstanding                 15,039         15,110         14,971         15,251
Dilutive effect of stock options                     920            781            892            782
                                                 -------        -------        -------        -------

Weighted average number of common and
common equivalent shares outstanding              15,959         15,891         15,863         16,033
                                                 =======        =======        =======        =======

Net earnings per common and common
equivalent share                                 $   .36        $   .28        $   .76        $   .61

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